Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT: info@siosilica.com

February 16, 2024

Sio’s Statement on Minister Schmidt’s Decision Today

This is a huge loss for Manitoba and Canada as a whole. Of course, we are disappointed with the decision of the NDP Government today on our licence, especially in light of the fact that Sio was advised that the province had no more questions. In fact, Minister Schmidt declined meeting requests and has never shared with Sio any concerns her office or the department may have had. The Sio Silica project is not dangerous or unproven. The safety and feasibility to proceed has been confirmed by some of the largest global engineering firms and respected independent experts. The analysis from these experts has been reviewed independently by all interested provincial government departments, through the lens of the Technical Advisory Committee (“TAC”), and finally by the Clean Environment Commission (“CEC”). All required technical reviews have been completed and the final CEC report recommendations have been incorporated into the draft license, which has been thoroughly reviewed and finalized by the Environmental Approvals Branch. As the Minister pointed out, the decision was unilaterally hers based on Minister Schmidt’s opinion of the environmental concerns, and not based on feedback from the Environmental Approvals Branch who had oversight and review of this application.

It is also unfortunate that this decision was political and not based on science or facts. This is supported by the fact that Sio was not given prior notice of the decision nor provided with an opportunity to provide a response in advance of the public announcement. Sio and the general public as a whole were not notified that an announcement would be occurring today, yet there were many participants in the gallery that were gathered for no other reason but to applaud this decision. It is interesting that some select members of the public were provided the privilege to be in attendance while the company and the majority of Manitobans were left in the dark.

A draft licence was circulated to Sio in September of 2023 from the Approvals Branch with a phased approach requiring Sio to conduct initial multi-well testing, rigorous data collection and a final report on findings as well as a Cumulative Effects Assessment all before proceeding with commercial-scale extraction. All recommendations from the CEC were included in the draft licence and Sio accepted these recommendations from the findings of the CEC and conveyed that acceptance to the Provincial Government. This draft licence was known to the current NDP government. This staged approach would have required Sio to address any remaining environmental and technical concerns the Government may have had with the commercial extraction process, before any commercial extraction actually occurred.

This is also unfortunate news for Indigenous groups in Manitoba. The company was working with Peguis Special Projects and Consultation to conduct environmental monitoring for the project. This independent organization is going to have their hand on the stop button if they see any changes in the groundwater. Sio has also entered into discussions with Broken Head Ojibway Nation for the location of advanced manufacturing facilities on their lands. Peguis Special Projects and Consultation and Broken Head Ojibway Nation are going to meaningfully participate in the development of our project through education, jobs, benefits, and revenues. These benefits will disappear if the project is cancelled.

Although the decision today was not based on economic contribution to the Province, Sio and RCT have had active dialogue with the NDP for over 12 months and it is a known fact that RCT and Sio are contingent upon each other. Unfortunately, Manitoba will now lose RCT as the Province has not licenced the resource pure enough for RCT’s stringent requirements. Sio has continuously advised this government that Manitoba was one of three sites being considered in North America for RCT. All sites are known to the NDP, and with this decision RCT will not be in Manitoba.

Sio remains hopeful that the government will be open to discussing solutions that are grounded in science and do not squander this multi-generational opportunity for the people of Manitoba. In the meantime, Sio will take the coming weeks to evaluate its legal options in the face of the Minister’s decision today.

Sio Silica Corporation P.O. Box 42 Suite 1930, 440 - 2nd Ave. SW Calgary, Alberta T2P 5E9 Phone: 403.265.1425 Email: info@siosilica.com www.siosilica.com